Exhibit 2
Consolidated Financial Statements
(Expressed in Canadian dollars)
BENNETT ENVIRONMENTAL INC.
Years ended December 31, 2005 and 2004

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
The consolidated financial statements contained in this annual report have been prepared by management in accordance with Canadian generally accepted accounting principles and have been approved by the Board of Directors. The integrity and objectivity of these financial statements are the responsibility of management. In addition, management is responsible for all other information in this annual report and for ensuring that this information is consistent, where appropriate with the information contained in the financial statements.
In support of this responsibility, management maintains a system of internal controls to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets. The financial statements include amounts, which are based on the best estimates and judgments of management. The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control and exercises this responsibility principally through the Audit Committee. The Audit Committee consists of three directors not involved in the daily operations of the Company. The Audit Committee meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged and to review the financial statements prior to their presentation to the Board of Directors for approval.
The shareholders’ auditors, KPMG LLP, have conducted an independent examination of the financial statements in accordance with Canadian generally accepted auditing standards.

“Allan Bulckaert”	“Andrew Boulanger”

Allan Bulckaert	Andrew Boulanger
Chief Executive Officer	Chief Financial Officer

May 30, 2006

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge Street Suite 200
Toronto ON M2P 2H3
Canada
AUDITORS’ REPORT TO THE SHAREHOLDERS
We have audited the consolidated balance sheets of Bennett Environmental Inc. as at December 31, 2005 and 2004 and the consolidated statements of operations and retained earnings (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.
Chartered Accountants
Toronto, Canada
May 30, 2006
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

BENNETT ENVIRONMENTAL INC.
Consolidated Balance Sheets
(Expressed in Canadian dollars)
December 31, 2005 and 2004

	2005	2004

Assets

Current assets:
Cash and cash equivalents	$7,844,521	$13,830,570
Restricted cash (note 14)	1,349,316	1,349,490
Amounts receivable (note 3)	16,817,042	14,316,648
Income taxes receivable	959,417	3,417,204
Deferred transportation costs	625,506	331,709
Prepaid expenses and other	860,991	1,199,871

	28,456,793	34,445,492

Future income tax asset (note 11)	595,091	891,826

Note receivable (note 4)	173,250	315,000

Property, plant and equipment (note 5)	33,166,627	48,920,377

Other assets (note 6)	2,486,673	4,793,069

Goodwill	646,638	646,638

	$65,525,072	$90,012,402

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$5,820,376	$6,646,005
Deferred revenue	1,416,286	661,557
Current portion of long-term liabilities (note 7)	1,117,747	1,218,405

	8,354,409	8,525,967

Long-term liabilities (note 7)	808,996	1,483,045

Shareholders’ equity:
Share capital (note 8)	67,997,683	67,644,681
Contributed surplus (note 8(g))	2,645,303	1,595,205
Retained earnings (deficit)	(14,281,319)	10,763,504

	56,361,667	80,003,390

Contingencies (notes 3 and 16)
Related party transactions (note 12)
Commitments (note 14)
Subsequent events (notes 7 and 17)

	$65,525,072	$90,012,402

See accompanying notes to consolidated financial statements.
On behalf of the Board:

“David Williams”	Director	“George Ploder”	Director

BENNETT ENVIRONMENTAL INC.
Consolidated Statements of Operations and Retained Earnings (Deficit)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004

	2005	2004

Sales	$29,250,249	$30,642,052

Expenses:
Operating costs	19,456,611	25,568,125
Administration and business development (note 9)	14,089,405	15,780,332
Amortization	4,307,568	3,771,371
Foreign exchange	325,611	273,626
Settlement of litigation (note 16(c))	878,025	—
Loss from asset impairment (notes 5 and 6)	15,376,475	4,343,979
Interest	50,675	305,313

	54,484,370	50,042,746

Loss before the undernoted	(25,234,121)	(19,400,694)

Loss on investments (note 10)	—	(818,193)

Other income, including interest	381,752	580,280

Loss before income taxes	(24,852,369)	(19,638,607)

Income taxes (recovery) (note 11):
Current	(104,281)	(2,937,047)
Future	296,735	(2,746,536)

	192,454	(5,683,583)

Loss for the year	(25,044,823)	(13,955,024)

Retained earnings, beginning of year	10,763,504	24,718,528

Retained earnings (deficit), end of year	$(14,281,319)	$10,763,504

Loss per share (note 13):
Basic	$(1.16)	$(0.76)
Diluted	(1.16)	(0.76)

See accompanying notes to consolidated financial statements.

BENNETT ENVIRONMENTAL INC.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)
Years ended December 31, 2005 and 2004

	2005	2004

Cash provided by (used in):

Operations:
Loss for the year	$(25,044,823)	$(13,955,024)
Items not involving cash:
Amortization	4,307,568	3,771,371
Stock-based compensation	1,050,098	675,176
Loss on disposal of property, plant and equipment	4,330	—
Loss (gain) on investments	(175,000)	818,193
Loss from asset impairment (notes 5 and 6)	15,376,475	4,343,979
Future income taxes	296,735	(2,746,536)
Increase in cash surrender value of life insurance policy	(79,242)	(30,375)
Accretion charge	95,171	165,000
Change in non-cash operating working capital:
Amounts receivable	(2,500,394)	7,807,707
Prepaid expenses and other	338,880	955,112
Deferred transportation costs	(293,797)	(179,816)
Accounts payable and accrued liabilities	(825,629)	(3,928,117)
Income taxes receivable	2,457,787	(4,513,449)
Deferred revenue	754,729	(152,852)
Severance payable (note 7)	(800,378)	1,660,000

	(5,037,490)	(5,309,631)

Financing:
Repayments of long-term liabilities	(69,500)	(121,744)
Issuance of share capital net of share issue costs	353,002	37,838,129
Shares repurchased and held in treasury	—	(71,879)
Decrease (increase) in restricted cash	174	(316,080)

	283,676	37,328,426

Investments:
Decrease (increase) in note receivable	141,750	(142,500)
Proceeds on disposal of investments	175,000	—
Proceeds on disposal of property, plant and equipment	108,170	—
Purchase of property, plant and equipment	(1,572,465)	(28,304,635)
Increase in other assets	(84,690)	(1,294,033)

	(1,232,235)	(29,741,168)

Increase (decrease) in cash and cash equivalents	(5,986,049)	2,277,627

Cash and cash equivalents, beginning of year	13,830,570	11,552,943

Cash and cash equivalents, end of year	$7,844,521	$13,830,570

Supplemental cash flow information:
Interest paid	$42,358	$20,800
Income tax refund	2,829,007	—
Income taxes paid	7,865	385,212

Supplemental disclosure of non-cash transactions:
Stock options granted for services rendered	—	436,461

See accompanying notes to consolidated financial statements.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
1.	Operations:

The Company was incorporated on July 29, 1992 under the Canada Business Corporation Act and primarily carries on the business of remediating chlorinated hydrocarbon contaminated soil. The treatment of contaminated soil is performed using the Company’s thermal oxidation technology. In 1997, the Company commenced operations of its remediation site located in St. Ambroise, Quebec.

In 2002, the Company acquired Material Resource Recovery Inc. (“MRR”) located in Cornwall, Ontario which carries on the business of remediating hazardous and non-hazardous contaminated electrical equipment, construction material, and natural gas storage units.

In 2004, the Company completed the construction of a new facility in Belledune, New Brunswick. The Company is in the process of performing compliance tests with the Department of Environment in order to obtain the final operating permit. The Company completed the compliance tests in April 2006 and is awaiting results. The Company expects the Belledune facility to be operational in mid-2006.

2.	Significant accounting policies:
(a)	Basis of consolidation:

The consolidated financial statements include the accounts of the Company’s wholly- owned subsidiaries, Bennett Remediation Services Ltd. (“BRS”), Bennett RemTech Ltd. (“BRT”), Bennett Environmental U.S., Inc. (“BEIUS”), Récupère Sol Inc. (“RSI”), MRR and Bennett Environmental New Brunswick Inc. (“BEINB”). All material intercompany transactions and balances have been eliminated on consolidation.

(b)	Cash and cash equivalents:

Cash and cash equivalents consist of highly liquid investments having an original term to maturity of three months or less when acquired.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
(c)	Deferred transportation costs:

Deferred transportation costs relate to costs incurred to ship contaminated soil to the treatment facility and other treatment costs for soil, for which treatment is not complete. These amounts will be expensed when the treatment of the related soil is complete.

(d)	Investments:

Investments where the Company has the ability to exercise significant influence are recorded on the equity basis of accounting and the Company’s share of earnings (loss) is included in the computation of earnings.

Investments where the Company does not exercise significant influence are accounted for under the cost method and income is reflected only to the extent of dividends received.

The Company’s management reviews the estimated realizable value of the investments on a regular basis based on established criteria including trading value, anticipated cash flows and profitability of the investees. If an other than temporary impairment in value is determined, a provision is recorded.

(e)	Property, plant and equipment:

Property, plant and equipment are recorded at cost. Amortization commences on property, plant and equipment once construction has been completed and the asset is in use.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):

Amortization is provided for using the following methods and annual rates:

Asset	Basis	Rate

Automobiles	Declining balance	30%
Computer equipment	Declining balance	30%
Equipment — ELI Ecologic Inc. (“ELI”)	Straight line	2 years
Furniture and equipment and treatment equipment	Declining balance	20%
Kiln — RSI facility	Straight line	10 years
Land improvements	Declining balance	8 to 20%
Leasehold improvements	Straight line	Over term of lease
Storage building and pads	Straight line	20 years
Software	Declining balance	100%
Treatment building	Declining balance	20%
(f)	Other assets:

The Company defers costs incurred related to securing permits to operate their kilns. Deferred permitting costs are amortized over ten years, commencing in the year the permit is secured. Costs related to unsuccessful permitting efforts are expensed in the period that this determination is made.

Operating licenses and other assets related to ELI are amortized over two years, being the estimated useful lives of the assets and the expected term of the licenses.

(g)	Long-lived assets:

Effective January 1, 2004, the Company adopted The Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3063, Impairment of Long-Lived Assets (“HB 3063”) which requires an entity to evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-lived assets or whether the remaining balance of long-lived assets should be evaluated for possible impairment.

The Company determines whether there is an impairment, when the carrying amount of the asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and disposal. If there is an impairment, the impairment amount is measured as the amount by which the carrying amount of the asset exceeds its fair value, calculated using discounted cash flows when quoted market prices are not available.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
(h)	Stock-based compensation:

Effective January 1, 2004, the Company adopted the requirements for accounting for stock-based compensation to employees on a retroactive basis with restatement of prior periods. The requirements require that a fair value-based method of accounting be applied to employee stock-based awards.

The restatement at January 1, 2004 resulted in an increase to share capital at December 31, 2003 of $493,601, to contributed surplus of $1,201,776 and a decrease to retained earnings of $1,695,377. The adjustments represent the total compensation expense which would have been recorded had a fair value based method been used for stock options granted to employees after January 1, 2002, as adjusted, and adjustments for exercised options.

The Company accounts for all stock-based payments to non-employees using the fair value-based method of accounting. Under the fair value-based method, stock-based payments to non-employees are measured at the fair value of the equity instruments issued.

The Company uses the Black-Scholes option pricing model to determine the fair value of the options. The stock-based compensation cost of the options is amortized over the relevant vesting period of the options.

(i)	Goodwill and other intangible assets:

The Company accounts for goodwill and intangible assets under the provisions of CICA Handbook Section 3062 (“HB 3062”), Goodwill and Other Intangible Assets. Under HB 3062, goodwill is not amortized but instead is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company has identified one reporting unit. Impairment is assessed by comparing the reporting unit’s carrying amount to its fair value. Fair value of the reporting unit is estimated using future expected cash flows. If the carrying amount of the reporting unit exceeds its fair value, there is impairment of goodwill. Any impairment in goodwill is measured by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and comparing the notional goodwill from the fair value allocation to the carrying value of goodwill. In the fourth quarter of 2005 and 2004, the Company completed its annual impairment test for goodwill and determined that there is no impairment of goodwill.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
(j)	Revenue recognition:

The Company provides high-temperature, highly specialized treatment services of contaminated materials. In some cases, the Company is also engaged to remove and transport the contaminated materials to its facilities for processing and disposal. The Company recognizes revenue for these activities using the proportional performance method when all of the following criteria are met:
(i)	remediation activities are completed for each batch of material or waste stream being treated;

(ii)	the Company has confirmed that the contaminants have been destroyed in accordance with the contract terms; and

(iii)	collection is reasonably assured.
For those contracts whereby the Company is engaged to transport the contaminated material from the customer’s site to its facilities, the transportation costs incurred are deferred until the materials have been treated and the Company has determined that the contaminants have been destroyed in accordance with the contract terms. All other processing costs are expensed as incurred.
Revenue from long-term fixed price soil remediation contracts is recognized using the percentage of completion method, based on the ratio of costs incurred to date over estimated total costs. This method is used because management considers costs to be the best available measure of performance on these contracts. Contract costs include all direct material and wages and related benefits. Revenue related to unpriced change orders under the percentage of completion method is recognized to the extent of the costs incurred, if the amount is probable of collection. If it is probable that the contract will be adjusted by an amount that exceeds the costs attributable to the change order and the amount of the excess can be reliably estimated, revenue in excess of the costs attributable to unpriced change orders is recorded when realization is assured beyond a reasonable doubt.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
The Company records revenue relating to claims to the extent of costs incurred and only when it is probable that the claim will result in additional contract revenue and the amount can be reasonably estimated. Claims are amounts in excess of the agreed upon contract price that the Company seeks to collect from its customers for customer-caused delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price, or other causes of unanticipated additional costs.
(k)	Use of estimates:

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include the determination of percentage of completion and estimated project costs and revenues for contract revenue recognition, recoverability of accounts receivable, the recoverability of deferred permitting costs, property, plant and equipment, goodwill, and other assets, the determination of stock-based compensation, the assessment of realization on future income tax balances, estimates of future obligations related to asset retirement obligations and environmental obligations and amounts accrued for litigation. Actual results could differ from those estimates.

(l)	Translation of foreign currency:

Monetary items denominated in foreign currency are translated into Canadian dollars at exchange rates in effect at the balance sheet dates and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenue and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in the consolidated statement of operations.

The Company’s foreign subsidiary, BEIUS, is an integral part of the Company’s operations and has, therefore, been translated using the temporal method. Under the temporal method, revenue and expenses are translated using the average exchange rate during the year, monetary assets and liabilities at the year end exchange rates and non-monetary assets and liabilities at their historical exchange rates. Differences arising from currency translation are adjusted through the consolidated statement of operations.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
(m)	Financial instruments:

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
(i)	Fair values:

The carrying values of cash and cash equivalents, restricted cash, amounts receivable, accounts payable and accrued liabilities and promissory note payable approximate their fair values because of the short-term nature of these instruments.

The carrying value of note receivable approximates its fair value due to the interest rate on the note receivable being comparable to market rates.

The carrying values of long-term liabilities approximate fair values since the interest rates are based on market rates of interest for similar debt securities.

Other financial instruments held or issued by the Company include the cash surrender value of life insurance. The carrying value approximates the fair value.

(ii)	Foreign currency risk management:

A substantial amount of the Company’s revenue is transacted in United States dollars. Fluctuations in the exchange rates between the United States dollar and the Canadian dollar could have a material effect on the Company’s business, financial condition and results of operations. The Company attempts to mitigate some of this risk by denominating many of its payment obligations in United States dollars, and, to a lesser extent, through the use of currency derivative contracts. There were no such derivative contracts in place at December 31, 2005 and 2004.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
(iii)	Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily amounts receivable. As at December 31, 2005, two customers represented 28% and 27%, respectively, of accounts receivable (2004 — 84% and 7%, respectively).

Management is of the opinion that any risk of loss due to bad debts is significantly reduced due to the financial strength of its customers. The Company performs ongoing credit evaluations of its customers’ financial condition and requires letters of credit or other guarantees whenever deemed necessary.
(n)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under this method, future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values of assets and liabilities and their respective income tax bases (temporary differences). Changes in the net future tax asset or liability are included in earnings. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is recorded to reduce future tax assets to an amount that is anticipated to be realized on a more likely than not basis.

(o)	Earnings (loss) per share:

Basic earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental number of common shares issuable upon the exercise of stock options and warrants and are calculated using the treasury stock method.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
(p)	Asset retirement obligations:

Effective January 1, 2004, the Company adopted CICA Handbook Section 3110, Asset Retirement Obligations (“HB 3110”). HB 3110 requires an entity to record the fair value of an asset retirement obligation (“ARO”) as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development and/or normal use of the assets. The liability is increased by the passage of time and changes in the amount and timing of estimated future cash flows needed to settle the obligation. The cost is amortized into income subsequently on the same basis as the related asset.

There was no significant impact on the consolidated financial statements as a result of adopting this accounting policy.

(q)	Termination benefits:

Effective January 1, 2004, the Company adopted the Emerging Issues Committee (“EIC”) Abstract 134, Accounting for Severance and Termination Benefits. This abstract addresses the different accounting treatments of the various types of severance and termination benefits related to the termination of employees’ services prior to normal retirement. Severance benefits that do not accumulate or vest are accrued and expensed when the benefit is probable and the amount can be reasonably estimated, which is generally when the decision to terminate the employee is made by management of sufficient authority. A liability and expense for contractual termination benefits is recorded based on their fair value when it is probable that employees will be entitled to the benefits, and the amount can be reasonably estimated. This occurs when management approves and commits the Company to the obligation. Management’s termination plan specifically identifies all significant actions to be taken. Actions required to fulfill management’s plan are expected to begin as soon as proceeded. Significant changes to the plan are not likely. A liability and expense is recorded for special termination benefits based on their fair value when management approves and commits the Company to the obligation, management’s termination plan specifically identifies the target level of reduction in number of employees, job classifications and their locations, the benefit arrangement has been communicated to employees in sufficient detail to enable them to determine the type and amount of benefits they will receive upon termination, and the period of time to complete the plan of termination indicates that significant changes to the plan are not likely.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
(r)	Employee future benefits:

The Company accounts for the tenure agreement with the founder of the Company under CICA HB 3461, Employee Future Benefits, which requires that a liability be recorded at the present value of the benefits expected to be paid under the agreement. The discount rate used is based on the market interest rates at the measurement date on high quality debt instruments.

(s)	Recently issued pronouncements
(i)	Financial Instruments:

In January 2005, CICA issued Handbook Sections 3855, Financial Instruments — Recognition and Measurement, Section 1530, Comprehensive Income, and Section 3865, Hedges. The new standards will be effective for interim and annual financial statements commencing in 2007. Earlier adoption is permitted. The adoption of these standards is not expected to have a significant impact on the Company.

(ii)	CICA Handbook Section 3831, Non-Monetary Transactions:

In June 2005, CICA released this section effective for interim or annual periods beginning on or after January 1, 2006. This standard requires all non-monetary transactions to be measured at fair value unless they meet one of four very specific criteria. Commercial substance replaces culmination of the earnings process as the test for fair value measurement. A transaction has commercial substance if it causes an identifiable and measurable change in the economic circumstances of the entity. The adoption of this standard is not expected to have a significant impact on the Company.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
2.	Significant accounting policies (continued):
(iii)	EIC-159, Conditional Asset Retirement Obligations:

This abstract clarifies that the term conditional asset retirement obligation as used in HB 3110 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This abstract also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. This abstract should be applied retroactively, to interim and annual financial statements for fiscal years ending after March 31, 2006. The adoption of this standard is not expected to have a significant impact on the Company.

(t)	Comparative figures:

Certain 2004 figures have been reclassified to conform with the financial statement presentation adopted in 2005.
3.	Amounts receivable:

	2005	2004

Billed	$10,728,035	$8,139,690
Claims	4,775,256	4,900,000
Unbilled	—	1,276,958
Insurance refund	1,313,751	—

	$16,817,042	$14,316,648

Included in amounts receivable are amounts outstanding from one customer of $4,775,256 (2004 — $11,996,838) relating to claims for additional work performed pursuant to the contract which are in dispute with the customer.
The ultimate settlement of the claims is expected in 2006 and may result in a change in the estimated amounts of revenues and receivable recorded on this project.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
4.	Note receivable:

In July 2004, the Company loaned $300,000 to 4003926 Canada Inc., a company operating under the name “Eco-Bois”. The shares of Eco-Bois are owned by a member of the Board of Directors of the Company at December 31, 2005. The Company sold its equity investment in Eco-Bois during 2005 (note 12). The note receivable bears interest at 5% annually on the outstanding balance and is repayable in full on July 7, 2007. The note receivable is secured by the investment tax credits receivable by Eco-Bois. In July 2005, the Company received $141,750 in cash as a reduction of the note receivable. As at December 31, 2005, $173,250 (2004 — $315,000) is receivable from Eco-Bois.

5.	Property, plant and equipment:

		Accumulated	Net book
2005	Cost	amortization	value

Automobiles	$108,598	$28,128	$80,470
Computer equipment	582,267	321,360	260,907
Equipment — ELI	534,000	534,000	—
Furniture and equipment	1,166,636	631,876	534,760
Treatment equipment	21,586,305	4,855,470	16,730,835
Kiln — RSI facility	12,839,576	5,449,680	7,389,896
Land	88,228	—	88,228
Land improvements	139,577	52,227	87,350
Leasehold improvements	58,322	58,322	—
Software	292,802	271,958	20,844
Storage building and pads	5,984,051	1,485,707	4,498,344
Treatment building	3,883,378	408,385	3,474,993

	$47,263,740	$14,097,113	$33,166,627

		Accumulated	Net book
2004	Cost	amortization	value

Automobiles	$180,358	$95,450	$84,908
Computer equipment	599,862	308,052	291,810
Equipment — ELI	534,000	267,000	267,000
Furniture and equipment	1,077,448	519,698	557,750
Treatment equipment	31,076,295	3,181,752	27,894,543
Kiln — RSI facility	16,312,361	4,704,540	11,607,821
Land	88,228	—	88,228
Land improvements	139,577	41,773	97,804
Leasehold improvements	58,322	58,322	—
Software	301,008	244,753	56,255
Storage building and pads	5,981,467	1,171,468	4,809,999
Treatment building	3,437,471	273,212	3,164,259

	$59,786,397	$10,866,020	$48,920,377

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
5.	Property, plant and equipment (continued):

The Company had completed the construction of the new facility in Belledune, New Brunswick in 2004. During 2005, the Company had anticipated that the site would be able to conduct test burns in order to receive its final operating permit to begin commercial operations. However, the Company has not been able to conduct any test burns in 2005 and does not expect to obtain the final operating permit until mid-2006. The Company performed an impairment test on the recoverability of the assets at Belledune and wrote down primarily the treatment equipment by $13,805,583, resulting in a net book value of $16,084,335 at December 31, 2005 (2004 — $29,335,313). No amortization has been recorded on these assets as they are not yet available for productive use.

During 2004, property, plant and equipment related to the Kirkland Lake project were written- off. The application for permitting of this site was postponed indefinitely and, therefore, the related equipment was transferred to other facilities and is being used for alternative purposes. An impairment charge of $921,212 was recorded on this equipment.

6.	Other assets:

	2005	2004

Deferred permitting costs (net of accumulated amortization of nil for 2005 and 2004)	$1,800,606	$3,286,808

Operating permits, licenses and other assets (net of accumulated amortization of $1,798,872 ; 2004 — $899,436)	—	899,436
Cash surrender value of life insurance policy (note 7)	686,067	606,825

	$2,486,673	$4,793,069

Deferred permitting costs included costs of obtaining an operating permit for the New Brunswick facility. As a result of the impairment test performed on the assets of Belledune during 2005 (note 5), the Company wrote down the deferred permitting costs by $1,570,892, resulting in a balance of $1,800,606 at December 31, 2005.
In 2004, the Company wrote-off permitting costs of $3,422,767 related to its bid to acquire a permit in Kirkland Lake as the Kirkland Lake project has been postponed indefinitely.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
7.	Long-term liabilities:

Long-term liabilities comprise the following:

	2005	2004

Promissory note, unsecured non-interest bearing, due December 31, 2005	$300,000	$300,000
Tenure agreement	645,844	741,450
Severance payable	980,899	1,660,000

	1,926,743	2,701,450

Less current portion	1,117,747	1,218,405

	$808,996	$1,483,045

The Company entered into a tenure agreement with the founder of the Company, Mr. John Bennett, which provides for an annual allowance of $69,500 until age 85. The fair value of this liability at December 31, 2005 is $645,844 (2004 — $741,450). The Company also has cash surrender value of a life insurance policy that it holds on Mr. Bennett. The cash surrender value of this life insurance policy is valued at $686,067 at December 31, 2005 (2004 — $606,825) (note 6). An accretion charge of $26,106 (2004 — $165,000) is included in administration and business development with respect to this tenure allowance.
Subsequent to year end, the Company repaid the promissory note in full.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
7.	Long-term liabilities (continued):

During 2004, certain executive employment agreements were terminated resulting in severance payments over periods ending December 31, 2007. In 2004, the Company accrued and expensed administration and business development severance costs of $1,660,000 of which none was paid during 2004.

	Promissory	Tenure	Severance
	note	agreement	payable	Total

Balance, December 31, 2003	$300,000	$576,450	$—	$876,450
Addition	—	—	1,660,000	1,660,000
Accretion charge	—	165,000	—	165,000

Balance December 31, 2004	300,000	741,450	1,660,000	2,701,450
Paid during 2005	—	(69,500)	(800,378)	(869,878)
Accretion charge	—	(26,106)	121,277	95,171

Balance December 31, 2005	$300,000	$645,844	$980,899	$1,926,743

Principal payments on long-term liabilities as at December 31, 2005 are as follows:

2006	$1,117,747
2007	294,593
2008	65,721
2009	65,721
2010	65,721
Thereafter	317,240

$1,926,743

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
8.	Share capital:
(a)	The authorized share capital of the Company consists of an unlimited number of common shares and an unlimited number of Series I non-voting redeemable preferred shares. There are no Series I, non-voting redeemable preferred shares issued.

(b)	The issued share capital of the Company is as follows:

	Common
	shares	Amount

Balance, December 31, 2003	17,145,789	$28,397,470
Issued during the year ended December 31, 2004 for:
Exercise of options	281,651	2,833,364
Private placement (c)	1,000,000	26,000,000
Bought deal (d)	3,000,000	12,000,000
Share issue costs	—	(2,277,027)
Tax benefits related to share issue costs	—	762,753

Total issued shares, December 31, 2004	21,427,440	67,716,560
Shares repurchased in 2004 and held in treasury (e)	(11,500)	(71,879)

Balance, December 31, 2004	21,415,940	$67,644,681

Total issued shares, December 31, 2004	21,427,440	$67,716,560
Issued during the year ended December 31, 2005 for:
Exercise of options	157,500	360,675
Share issue costs	—	(7,673)

Total issued shares, December 31, 2005	21,584,940	68,069,562
Shares repurchased in 2004 and held in treasury (e)	(11,500)	(71,879)

Balance, December 31, 2005	21,573,440	$67,997,683

(c)	On February 3, 2004, the Company completed a financing arrangement with an Underwriter whereby the Underwriter agreed to purchase 1,000,000 Units, each Unit consisting of one common share and one half common share purchase warrant at $26 per Unit for gross proceeds of $26,000,000. Each whole share purchase warrant entitles the holder to purchase one common share of the Company at $30 per share for a period of 18 months following the closing date of February 3, 2004. Net proceeds from this financing transaction were $24,700,000. Additional share issue costs incurred related to this financing agreement were $96,477. As at December 31, 2005, there are nil (2004 -500,000) warrants outstanding.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
8.	Share capital (continued):
(d)	On December 30, 2004, the Company completed another financing arrangement with an Underwriter whereby the Underwriter agreed to purchase 3,000,000 common shares at $4 per common share for gross proceeds of $12,000,000. Net proceeds from this financing transaction were $11,329,450. Additional share issue costs incurred related to this financing arrangement were $210,000.

(e)	During the year ended December 31, 2004, the Company, pursuant to a Normal Course Issuer Bid, acquired 11,500 of its common shares for consideration totalling $71,879. These shares have not been cancelled and as a result, are reflected as treasury stock in share capital as at December 31, 2005 and 2004.

(f)	Stock option plan:

The Company has reserved 5,096,325 common shares for issuance under its Stock Option Plan (“Plan”). The Plan provides for the granting of options for the purchase of common shares of the Company at the fair market value of the Company’s stock. Stock options are granted to both employees and non-employees. The Company’s Board of Directors has discretion as to the number of stock options granted, as well as determining the vesting period and expiry dates.

The weighted average grant date fair value of the options granted for the year was $2.23 per share (2004 — $4.55 per share).

Stock option activity for 2005 and 2004 is presented below:

	2005		2004
		Weighted		Weighted
		average		average
		exercise		exercise
	Shares	price	Shares	price

Outstanding, beginning of year	1,031,451	$8.07	1,120,602	$9.21
Granted	470,000	3.22	210,000	5.19
Exercised	(157,500)	2.29	(281,651)	7.51
Cancelled	(320,950)	16.97	(17,500)	14.09

Outstanding, end of year	1,023,001	5.67	1,031,451	8.07

Exercisable, end of year	549,668	$7.24	711,951	$8.65

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
8.	Share capital (continued):
The following table summarizes information relating to outstanding and exercisable options at December 31, 2005:

	Options outstanding			Options exercisable
		Weighted
		average	Weighted		Weighted
		remaining	average		average
		contractual	exercise		exercise
Range of	Number	life	price	Number	price
exercise prices	of options	(years)	per share	exercisable	per share

$ 2.67 — $ 3.55	549,001	3.71	$3.13	275,668	$3.21
$ 4.11 — $ 7.10	243,000	3.45	4.65	89,667	5.28
$ 7.20 — $ 9.10	100,000	2.53	7.77	53,333	8.27
$14.29 — $22.05	131,000	2.52	16.66	131,000	16.66

	1,023,001		5.67	549,668	7.24

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model using the following weighted average assumptions:

	2005	2004

Risk-free interest rate	3.9%	2.7%
Dividend yield	—	—
Expected option lives	5 years	5 years
Expected volatility	79%	135.7%

Compensation expense related to employee stock options for the year ended December 31, 2005 is $1,050,098 (2004 — $675,176).
(g)	Contributed surplus:

	2005	2004

Balance, beginning of year	$1,595,205	$1,201,776
Stock-based compensation charge to earnings	1,050,098	675,176
Stock-based compensation to non-employees included in deferred permitting costs	—	436,461
Stock-based compensation related to options exercised	—	(718,208)

	$2,645,303	$1,595,205

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
9.	Administration and business development:

	2005	2004

Insurance	$2,147,018	$1,222,389
Marketing and public relations	1,835,772	2,059,459
Office supplies and miscellaneous	1,430,139	1,563,602
Wages, salaries and fees	4,216,999	2,788,158
Stock-based compensation	1,050,098	675,176
Professional fees	3,409,379	4,711,548
Severance and termination	—	2,760,000

	$14,089,405	$15,780,332

10.	Loss on investments:

During 2004, the Company determined that there was an impairment that was other than temporary of an investment accounted for under the cost basis, which resulted in a write-off of the investment in the amount of $540,000.

In addition, during 2004, the Company determined that there was an impairment that was other than temporary of its equity investment in Eco-Bois, which resulted in a write off of the investment in the amount of $278,193.
11.	Income taxes:

Income tax expense varies from the amount that would be computed by applying the Canadian federal and provincial statutory tax rate of 36.12% (2004 — 35.60%) to loss before income taxes as shown in the following table:

	2005	2004

Loss before income taxes	$(24,852,369)	$(19,638,607)

Combined Canadian federal and provincial income taxes at expected rate	$(8,976,675)	$(6,991,344)
Provincial tax rate difference	—	786,305
Permanent and other differences	441,380	521,456
Change in valuation allowance	8,727,749	—

	$192,454	$(5,683,583)

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
11.	Income taxes (continued):

The Company has non-capital losses carried forward of approximately $12,007,000, which are available to reduce future years’ income for income tax purposes.

Non-capital loss carry forwards expire as follows:

2008	$48,000
2009	1,046,000
2010	8,000
2011	3,269,000
2015	7,636,000

$12,007,000

The composition of the future tax assets at December 31 is as follows:

	2005	2004

Future tax assets:
Loss carryforwards	$4,319,454	$1,458,032
Property, plant and equipment	4,578,088	—
Share issue costs	493,204	657,605
Tenure/severance	612,066	866,923
Capital loss carry forward	122,089	—
Other	11,756	174,053

	10,136,657	3,156,613
Less valuation allowance	8,727,749	—

Total future tax assets	1,408,908	3,156,613

Future tax liabilities:
Property, plant and equipment	133,725	710,921
Deferred permitting costs	650,019	1,028,975
Other	30,073	524,891

Total future tax liabilities	813,817	2,264,787

Net future income tax assets	$595,091	$891,826

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
11.	Income taxes (continued):

Management believes that realization of the net future tax assets is more likely than not. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making their assessment.
12.	Related party transactions:

During the year ended December 31, 2005, the Company paid and expensed management fees of $104,167 (2004 — $336,642) to a company owned by a director and officer of the Company.

During the year ended December 31, 2005, the Company paid and expensed legal fees of $1,712,459 (2004 — $1,733,668) to two legal firms, of which three directors are associated.

The above transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

During the year, the Company sold its 50% investment in Eco-Bois to a related party for $250,000 comprising of cash of $175,000 and land of $75,000. The land portion has not yet been recorded as title has not yet been legally transferred. The gain on sale was $175,000.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
13.	Loss per share:

The reconciliation of the loss for the year and weighted average number of common shares used to calculate basic and diluted loss per share is as follows:

	2005		2004
	Number of	Loss for	Number of	Loss for
	shares	the year	shares	the year

Loss for the year	21,503,690	$(25,044,823)	18,272,090	$(13,955,024)
Dilutive effect of stock options and warrants	—	—	—	—

Diluted loss per common share	21,503,690	$(25,044,823)	18,272,090	$(13,955,024)

Options aggregating 1,023,001 (2004 — 1,031,451) and common share purchase warrants totalling nil (2004 — 500,000) (note 8(c)) have not been included in the computation of diluted loss per share as they are considered anti-dilutive.
14.	Commitments:

Future minimum annual rental payments for operating leases for premises are payable over the next five years and thereafter as follows:

Year ending December 31:
2006	$196,192
2007	174,239
2008	166,936
2009	161,536
2010	161,536

$860,439

Restricted cash includes the amounts on deposit plus accrued interest relating to letters of credit outstanding at December 31, 2005 of $1,292,400 (2004 — $1,141,170), which are held as security for the MRR facility site for the Ministry of the Environment.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
15.	Segmented information:
(a)	Geographic information:

The Company operates in one reportable operating segment, which involves the business of remediating contaminated soil and other waste materials. All significant capital assets and goodwill are located in Canada. Sales during the year to customers domiciled in the United States amounted to $13,582,269 (2004 — $10,214,976) and in Canada amounted to $15,667,980 (2004 — $20,427,076).
(b)	Major customers:

For the year ended December 31, 2005, revenues from two customers represented approximately 34% and 19%, respectively of total revenues (2004 — two customers represented 24% and 27%, respectively).
16.	Contingencies:
(a)	Judicial Review of Minister Decision:

On May 20, 2004, the Company received a report from the federal Canadian Environment Assessment Agency (the “CEAA”) which confirmed that there was no reason to conclude that the Company’s facility at Belledune, New Brunswick would likely cause significant adverse transboundary environmental effects. The study team was comprised of experts from Fisheries and Oceans Canada, Environment Canada, Health Canada, Indian and Northern Affairs Canada and the CEAA.

Despite the findings of this report, the former federal Minister of the Environment, the Hon. David Anderson, referred the project to a CEAA federal review panel to assess the potential transboundary environmental effects of the Belledune facility. The Company applied to the Federal Court of Canada for a judicial review of the legality of the Minister’s decision to refer this project to a review panel.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
16.	Contingencies (continued):
On August 19, 2004, the Federal Court of Canada granted the Company’s application and overruled the decision by the former federal Minister of Environment to refer the project to a review panel. The federal Minister of Environment has appealed the Federal Court of Canada decision to the Federal Court of Appeal.

On July 19, 2005, the Federal Court of Appeal upheld the Federal Court Judge Harrington’s order to overrule the decision by the former Environment Minister, the Hon. David Anderson, to form a panel to review the Company’s thermal oxidizer in Belledune, New Brunswick.

On September 16, 2005, the Minister of the Environment, The Hon. Stéphane Dion, accepted the July 19, 2005 Federal Court of Appeal decision, and will not be seeking leave to appeal the Supreme Court of Canada. As a result of this decision, there are no further matters impacting the Company.

There is no impact on the consolidated financial statements relating to this matter.
(b)	Manville, New Jersey (Federal Creosote Contracts):

In June 2003, the Company announced that it had been awarded a subcontract (the “2003 Phase III Contract”) to treat 300,000 tons (plus or minus 15%) of soil contaminated with wood treatment chemicals such as creosote, from the Federal Creosote Superfund Site (the “FC Site”) in Manville, New Jersey. The 2003 Phase III contract is an indefinite delivery/indefinite quantity (“ID/IQ”) contract.

Shortly after the award of the 2003 Phase III Contract, an unsuccessful bidder lodged a protest of the award with United States Army Corps of Engineers (the “Corps”), which supervises the contractors on the FC Site and is responsible for the remediation process and consents to the award of subcontracts under U.S. government procurement regulations.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
16.	Contingencies (continued):
The Corps alleges, and the Company disputes, that the Corps withdrew its consent to the award of the 2003 Phase III Contract to the Company, although the Corps consented to ship up to 10,000 tons of soil to the Company for treatment under the 2003 Phase III Contract. The principal contractor on the FC Site did not take any action to cancel the 2003 Phase III Contract, or otherwise notify the Company of the Corps’ actions. The Company began receiving shipments against the 2003 Phase III Contract in August 2003.

After the unsuccessful bidder’s protest of the 2003 Phase III Contract, the principal contractor issued an Invitation for Bids (“IFB”) in November 2003 for an lD/IQ contract for thermal remediation. The IFB provided for a guaranteed minimum of 1,000 tons and a maximum of 100,000 tons. The Company bid on the IFB in December 2003, and was notified in early 2004 that it was the low bidder. During and after the bidding process, the Company repeatedly asked the principal contractor to state whether the IFB supplemented or replaced the 2003 Phase III Contract. The principal contractor did not respond to these queries. To benefit from deliveries from the FC site, the Company elected to participate in the contract process, while continuing to seek clarification from the principal contractor and the Corps regarding the IFB. Without waiving any of its rights under the 2003 Phase III Contract, on June 3, 2004 the Company entered into an lD/IQ subcontract (the “2004 Phase III Contract”) with a guaranteed minimum of 1,000 tons and a maximum of 100,000 tons for the same type of services as were covered by the 2003 Phase III Contract. The 2004 Phase III Contract is on less favourable economic terms than the 2003 Phase III Contract but is consistent with pricing under FC Site contracts concluded before the 2003 Phase III Contract. On July 22, 2004, the Company announced that, based on correspondence received from the Corps, all future shipments from the FC Site will be delivered under the 2004 Phase III Contract.

Currently, a number of agencies ranging from municipal to federal and including the United States Environmental Protection Agency (the “EPA”) are conducting studies to determine the extent of excavation required at the FC Site in order to remove soil contaminants including creosote. The extent of the excavation is ultimately expected to be dependent upon a number of factors including a decision by municipal authorities as to the future use of the land and United States federal government funding restrictions imposed on the EPA. The Company is awaiting a definitive design plan from the EPA to better evaluate the prospects for additional contracts for the FC Site. The extent of the excavation will be factored into the definitive design plan for the FC Site and will be a primary factor in determining the tonnage of soil to be treated by the Company.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
16.	Contingencies (continued):
(c)	Class actions:

On July 30, 2004, a class action lawsuit was filed in the United States against the Company and certain officers. A total of 12 similar actions have been filed to this date. Plaintiffs filed a Consolidated Amended Complaint on December 23, 2004. That complaint asserts claims under sections 10(b) and 20(a) of the United States Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission Rule 10b-5 based on the Company’s public statements concerning the Company’s subcontract for Phase III of the Manville, New Jersey federal creosote soil remediation project (note 16(b)).

The consolidated complaint names as defendants the Company, its former Chairman and Chief Executive Officer, John Bennett, its current Chief Executive Officer, Allan Bulckaert, its former Vice President of Engineering and Business Development, Danny Ponn, its former Chief Financial Officer, Richard Stern, and its former Vice President of Sales and Marketing for the United States, Robert Griffiths.

Plaintiffs purport to assert their claims on behalf of a class of purchasers of the Company’s securities from June 2, 2003 to July 22, 2004, inclusive, and on behalf of a subclass of purchasers of the Company’s securities in a private placement that closed on January 24, 2004. All defendants have filed motions to dismiss the consolidated amended complaint.

Before argument of the motions to dismiss, the Company, its insurance companies and counsel for plaintiffs entered into a memorandum of understanding regarding the proposed settlement of the actions. A stipulation of settlement was entered into among all of the parties to the consolidated action as of October 25, 2005. Under the settlement, the actions would be dismissed with prejudice and the defendants and other released parties would receive a release of claims that were or could have been asserted by members of the class in exchange for a cash payment of U.S. $9,750,000, to be paid by the Company and its insurers, of which U.S. $9,000,000 was paid by the Company’s insurance providers. The full amount of the settlement payment was paid into an escrow account in September 2005, by the Company and its insurers. Following notice to class members, at a hearing on January 13, 2006, the Court stated that the settlement would be approved on the terms agreed among the parties. The Court entered its order and final judgment to this effect on February 21, 2006. Under the Federal Rules of Civil Procedure, the time to file a notice of appeal from the order and final judgment expired on March 23, 2006 without any further appeal or impact on the 2005 consolidated financial statements, other than the settlement totalling $878,025.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
16.	Contingencies (continued):
(d)	Regulatory investigations:

The following regulatory investigations are either ongoing or undergoing investigation. In the opinion of management, the outcome of the various regulatory matters will not have a material adverse financial effect on the consolidated position of the Company. Ongoing legal fees related to these matters are expensed as incurred.
(i)	On January 29, 2004, the Company announced that it was in discussions with Ontario Securities Commission (the “OSC”) concerning a disclosure issue raised by the OSC staff arising from information disclosed in response to questions posed in a telephone call with a research analyst after the release of the Company’s 1999 annual results in March 2000. OSC staff suggested that some of the information conveyed in response to the analyst’s questions had not been publicly disclosed and might have been material. The Company has not received any further queries from the OSC staff on this matter since September 30, 2004.

(ii)	On July 30, 2004, the Company was informed by the OSC that it was investigating the trading of shares of the Company prior to (i) the disclosure on March 29, 2004 relating to delays in shipments of soil from the two largest customers of the Company which caused an unscheduled shut down of the Company’s plant in Saint Ambroise, Québec, and (ii) the disclosure on July 22, 2004 regarding the status of the Phase III contracts to treat contaminated soil from the FC Site. The OSC requested a detailed written chronology of the events which resulted in the announcements on March 29, 2004 and July 22, 2004.

On August 26, 2004, the OSC requested further information and documents relating to (i) the Saglek Labrador project for the Department of National Defense, (ii) the timely disclosure of the Federal Court of Canada decision to quash the decision of the former federal Minister of Environment to refer the Company’s project in Belledune, New Brunswick to a federal review panel, and (iii) the Company’s customer contract backlog status, projected soil volume to be processed in the third quarter of 2004 and the plans for the Belledune facility.

On August 19, 2004, the Company was advised by the Toronto Stock Exchange (“TSX”) that the TSX was also investigating the Company’s July 22, 2004 announcement regarding the status of the Phase III contracts to treat contaminated soil from the FC Site. The TSX requested certain information in connection with its investigation.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
16.	Contingencies (continued):
The Company provided the requested information and documents in respect of each of the above requests to the OSC and the TSX on September 30, 2004. The Company has not received any further queries from the OSC or the TSX on these matters.
(iii)	In a letter dated August 23, 2004, the United States Securities and Exchange Commission (the “SEC”) advised the Company that the SEC is conducting an informal inquiry of the Company. The SEC requested that the Company voluntarily produce certain records and oral testimony, and the Company is cooperating with the request. According to the notice, “[t]his request is confidential and should not be construed as an indication by the Commission or its staff that any violation of the Federal Securities laws has occurred, nor should it be construed as a reflection upon any security, person or entity.” The SEC subsequently obtained a judicial order opening a formal investigation and authorizing it to depose witnesses. This matter is ongoing and the Company is continuing to co-operate with the SEC in this matter.

(iv)	In a letter dated September 3, 2004, the Company received notice from the NASD Regulatory Division (the “NASD”), on behalf of the American Stock Exchange (the “AMEX”), that it is conducting a review of certain transactions in the Company’s common shares which occurred prior to the Company’s announcement on July 22, 2004 of the loss in its second quarter of 2004. According to the notice, “this is a routine review and should not be construed as an indication that any violations of Federal Securities laws or Exchange rules have occurred, on an adverse reflection on the Company, its securities or any individual who effected transactions in such securities.” On December 22, 2004, the Company received a request for additional information to which the Company responded on February 11, 2005. The Company has not received any further queries with respect to this matter.

(v)	The Company and certain of the current officers and former officers received a letter dated February 11, 2005 from the OSC giving such officers and directors the opportunity to provide written submissions to the OSC before the OSC determines to commence enforcement proceedings. The OSC stated in the letter to the Company that it was of the view that the Company failed to disclose the change in status of the contract at the Federal Creosote Site, and made allegations of illegal insider trading. Submissions were submitted to the OSC by March 17, 2005. This matter is ongoing and the Company is continuing to co-operate with the OSC on this matter.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
16.	Contingencies (continued):
(vi)	On March 16, 2005, the Company received a letter from the TSX alleging that the Company had breached the TSX’s timely disclosure policy by failing to promptly disclose the change of the status of the 2003 Phase III Contract in August 2003 after the Company’s original press release of the award of the 2003 Phase III Contract on June 2, 2003. The TSX also alleged in the letter that the Company did not provide balanced disclosure by failing to disclose the removal of the Company from certain indices. The Company’s disclosure committee along with key management attended a timely disclosure education session on May 13, 2005.

(vii)	On December 22, 2005, the Company received a letter from the OSC inquiring about the revenue recognition of the Company. Specific questions were raised in regards to the compensation program in place at the Cornwall facility. A letter of response was sent dated January 5, 2006. On January 19, 2006, the Company received a response to their January 5, 2006 letter, stating that their review was complete and they had no further comments on the issues discussed.

(viii)	In September 2005, the Company received a letter from the SEC as part of their continuous disclosure review. The Company has responded to this initial letter and has received subsequent follow-up letters the latest being in January 2006. The Company has responded to the latest letter and is awaiting the response from the SEC.

(ix)	In April 2006, the Company received a letter from the OSC as part of their continuous disclosure review. The Company is in the process of preparing its response to this letter.
(e)	Quebec Order:

On September 17, 2004, RSI received a Preliminary Notice to the issuance of an Order from the Quebec Ministry of Sustainable Development and Parks (formerly the Quebec Ministry of the Environment) concerning the RSI plant in Saint-Ambroise. The Preliminary Notice alleges that increases in levels of dioxins and furans measured in soils near the RSI plant are attributable to RSI. If issued, the Order seeks to require RSI to limit its emissions of dioxins and furans, to install equipment to further monitor the emissions and to transmit the collected data to the Ministry.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
16.	Contingencies (continued):
On November I, 2004, RSI filed its observations with respect to the allegations contained in the Preliminary Notice. The Company disputes allegations contained in the Preliminary Notice. In support of its position, the Company commissioned several qualified third-party experts to review the allegations contained in the Preliminary Notice. The experts retained support of the Company’s position that other sources may have contributed to increases in levels of dioxins and furans in the soil around the RSI plant.

Since the filing of its observations, RSI has exchanged correspondence and has had several discussions with the Ministry. Recently, at a meeting held on February 9, 2005, the Company met with Ministry officials where they asked the Company to develop an action plan to address the concerns raised in the Preliminary Notice. The Company developed an action plan that it believes addresses the Ministry’s concerns, while at the same time allows it to remain commercially competitive. The action plan was submitted to the Ministry on February 21, 2005. Subsequently, there was a submission of an amended action plan on March 21, 2005.

On December 5, 2005, the Quebec Ministry of Sustainable Development, Environment and Parks (“MSDEP”) issued a new amended Certificate of Authorization to Recupere Sol Inc. for the operations of its facility located in St. Ambroise, Quebec. Bennett Environmental Inc. has been notified by the MSDEP that it will not take further action with respect to the Prior Notice issued on September 16, 2004 and that it will not issue an order against RSI.
(f)	Other:
(i)	During the year, the Company was served with a claim by a supplier claiming breach of contract. The matter has gone to arbitration. As of March 31, 2006, the Company was required to pay $45,000 to settle part of the claim. This amount has been accrued in the 2005 financial statements.

The Company has accrued an additional $100,000 in its financial statements in respect of bonus and commission entitlements under the claim, as its best estimate of potential loss. The claimant has claimed an amount of $5,000,000. Management will vigorously defend the claim.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
16.	Contingencies (continued):
During 2005 a former employee filed a wrongful dismissal suit against the Company claiming damages in the amount of $270,000. The Company has offered an amount of $46,000 to settle the claim. The Company’s offer has not yet been accepted. The Company has accrued the settlement offer in its 2005 consolidated financial statements as management’s best estimate of the potential loss. Management will vigorously defend the claim.
(ii)	In the ordinary course of business, lawsuits have been filed against and by the Company. In the opinion of management, the outcome of the lawsuits now pending, will involve amounts that would not have a material adverse effect on the consolidated position of the Company. However, should any loss result from the resolution of these claims, such loss would be charged against income in the year the claim is resolved.

(iii)	During a routine audit, the Ministry of Quebec identified in a letter, that our subsidiary in Quebec has incorrectly deducted input tax credits for Quebec sales tax (“QST”) related to utilities. QST legislation denies such input tax credits for service-type businesses. A proposed adjustment letter was received by the Company dated December 8, 2005 for $1,086,900.

A letter dated February 7, 2006 has been filed with the Interpretation Department of the Commodity tax services of the Ministry of Revenue of Quebec. The Company believes that they are entitled to input tax credits on electricity, gas, fuel and steam used for soil decontamination. No provision has been made at December 31, 2005, and the Company continues to record input tax credits related to QST.
17.	Subsequent event:

On April 13, 2006, the Company entered into an agreement to sell certain assets associated with its odorant business in Midland, Texas, U.S.A. for $322,000 to a former employee. The assets are comprised of a number of miscellaneous items including containers, a fork lift, truck and trailer, tanks, drums and a generator. As consideration, the Company received a three-year promissory note in the amount of $322,000, bearing interest at 5-1/2% per annum, payable in equal, semi-annual payments on January 1 and July 1 of each year, with all accrued and unpaid interest to the date of such payment provided that the first payment of $70,000 was made immediately.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
18.	United States generally accepted accounting principles reconciliation:

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) as summarized below:
(a)	Loss for the year and loss per share:

	2005	2004

Loss for the year in accordance with Canadian GAAP	$(25,044,823)	$(13,955,024)
Compensation expense (d)	1,013,667	621,029
Deferred permitting costs (e)	(84,690)	(1,730,494)
Write-down of deferred permitting costs (e)	1,570,892	3,422,767
Loss on investments (f)	—	81,050
Future income tax recovery on U.S. GAAP adjustments (g)	(536,816)	(610,911)

Loss for the year in accordance with U.S. GAAP	$(23,081,770)	$(12,171,583)

Basic loss per share in accordance with U.S. GAAP	$(1.07)	$(0.67)

Diluted loss per share in accordance with U.S. GAAP	$(1.07)	$(0.67)

Weighted average shares outstanding (note 13):
Basic	21,503,690	18,272,090
Diluted	21,503,690	18,272,090

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
18.	United States generally accepted accounting principles reconciliation (continued):
(b)	Consolidated balance sheets:

The amounts in the consolidated balance sheets that differ significantly from those reported under Canadian GAAP are as follows:

2005	Other assets	All other	Total

Assets in accordance with Canadian GAAP as at December 31, 2005	$2,486,673	$63,038,399	$65,525,072
Deferred permitting costs (e)	(1,800,606)	—	(1,800,606)
Future income tax recovery on U.S. GAAP adjustments (g)	—	525,240	525,240

Assets in accordance with U.S. GAAP	$686,067	$63,563,639	$64,249,706

2004	Other assets	All other	Total

Assets in accordance with Canadian GAAP as at December 31, 2004	$4,793,069	$85,219,333	$90,012,402
Deferred permitting costs (e)	(3,286,808)	—	(3,286,808)
Future income tax recovery on U.S. GAAP adjustments (g)	—	1,062,057	1,062,057

Assets in accordance with U.S. GAAP	$1,506,261	$86,281,390	$87,787,651

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
18. United States generally accepted accounting principles reconciliation (continued):

	2005	2004

Liabilities in accordance with Canadian and U.S. GAAP	$9,163,405	$10,009,012

Shareholders’ equity in accordance with Canadian GAAP	$56,361,667	$80,003,390
Deferred permitting costs (e)	(1,800,606)	(3,286,808)
Future income tax recovery on U.S. GAAP adjustments (g)	525,240	1,062,057

Shareholders’ equity in accordance with U.S. GAAP	$55,086,301	$77,778,639

Shareholders’ equity in accordance with U.S. GAAP is comprised of:
Share capital	$70,998,025	$70,645,023
Additional paid-in capital (d)	193,425	193,425
Deferred compensation expense (d)	(18,560)	(54,990)
Retained earnings (deficit)	(16,086,589)	6,995,181

Shareholders’ equity in accordance with U.S. GAAP	$55,086,301	$77,778,639

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
18.	United States generally accepted accounting principles reconciliation (continued):
(c)	Consolidated statements of cash flows:

Under U.S. GAAP, cash provided by operations would decrease by $84,690 (2004 — decreased by $1,294,033) and cash used in investments would increase by $84,690 (2004 — increased by $1,294,033) for the costs of deferred permitting, which would be expensed as incurred and classified as a component of operating cash flows under U.S. GAAP.
(d)	Stock-based compensation:
(i)	For Canadian GAAP purposes, the Company has accounted for employee stock-based compensation using the fair value method and thus has recorded compensation expense related to the employee options. For U.S. GAAP purposes, the Company accounts for its employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations (“APB 25”). As such, compensation expense under fixed plans is recorded on the grant date only if the market price of the Company’s stock at that date exceeds the exercise price. The Company has reversed the stock-based compensation recorded under Canadian GAAP and recorded stock-based compensation under APB 25.

(ii)	Accounting for employee stock options under U.S. GAAP would result in a reclass to increase share capital and a corresponding decrease in additional paid-in capital of nil (2004 — $9,448 both to additional compensation expense and a corresponding increase to paid-in capital) for those options that have been exercised during the year for which stock-based compensation was recorded under APB 25. There were no such stock options exercised in 2005 (2004 — 14,101).
(e)	Deferred permitting costs:

Under Canadian GAAP the expenditures relating to the acquisition of operating permits may be deferred and amortized to expense in a rational and systematic manner. Under U.S. GAAP these expenditures are charged to expense when incurred.

BENNETT ENVIRONMENTAL INC.
Notes to Consolidated Financial Statements (continued)
(Expressed in Canadian dollars, except per share amounts)
Years ended December 31, 2005 and 2004
18.	United States generally accepted accounting principles reconciliation (continued):
(f)	Loss on investments:

Under Canadian GAAP, certain investments were written off during 2004 and for U.S. GAAP purposes, these investments were written down in prior years. For U.S. GAAP purposes, 2004 write-offs totalling $81,050 have been reduced since they were previously recorded for U.S. GAAP purposes.
(g)	Income taxes:

Under Canadian GAAP, future tax assets and liabilities are recorded at substantially enacted tax rates. Under U.S. GAAP, deferred tax assets and liabilities are recorded at enacted tax rates. Recording Canadian future income tax assets and liabilities at enacted tax rates would not change recorded (loss) for the year or shareholders’ equity under U.S. GAAP. The deferred income tax effect of U.S. GAAP adjustments has been recorded at the enacted tax rate in the period of adjustment.
(h)	Comprehensive loss:

Under Statement of Financial Accounting Standards 130, Reporting Comprehensive Income, all changes in shareholders’ equity other than transactions with shareholders are included in comprehensive income regardless of whether they are considered to be results of operations of the period. There are no transactions to be reported in comprehensive loss.